Exhibit 10.4

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENT

This Agreement (“Agreement”) is entered into and effective as of March 13, 2013 (“Effective Date”), by and between Ameren Energy Resources Company, LLC (“AER”), Ameren Corporation (as party to this Agreement only for purposes of Section 11.5 hereof), and Steven R. Sullivan (“Employee”).

WHEREAS, the Employee is currently employed by and provides services to the Employer, and the Employer recognizes the valuable services that the Employee has rendered and desires to be assured that the Employee will continue his active participation in the business of AER;

WHEREAS, the Employee and the Employer desire to continue the Employee’s employment on the terms contained herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, AER and the Employee hereby agree as follows:

1. Definitions. As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a) AER. Ameren Energy Resources Company, LLC and any successors thereto.

(b) Annual Bonus Award. The target annual cash bonus that the Employee is eligible to earn for the year, if any, in which the Date of Termination occurs (or, after a Change of Control and if greater, the target annual cash bonus that the Employee was eligible to earn immediately prior to the Date of the Change of Control) pursuant to the Company’s Executive Incentive Plan, the Ameren Corporation 2006 Omnibus Incentive Compensation Plan, or any successor to either such plan, or, following the Date of the Change of Control and if applicable, any similar arrangement of AER or an applicable Employer.

(c) Annual Salary. The Employee’s regular annual base salary immediately prior to the Date of Termination (or, after a Change of Control and if greater, immediately prior to the Date of the Change of Control), including compensation converted to other benefits under a flexible pay arrangement maintained by any Employer or deferred pursuant to a written plan or agreement with any Employer.

(d) Benefits Period. The period beginning on the Employee’s Date of Termination and ending after the expiration of a number of years equal to the Multiple.

(e) Board. The Board of Managers of AER (or, if applicable, the persons that have the authority to act on behalf of AER).

(f) Buyer. The Person that acquires the Outstanding Equity or Outstanding Voting Equity or the resulting entity in a Business Combination in connection with a Change of Control or any subsidiary or other company affiliated with such Person or entity.

(g) Cause. The occurrence of any one or more of the following:

(i) The Employee’s willful failure to substantially perform his duties with the Employer (other than any such failure resulting from the Employee’s Disability), after a written demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Committee believes that the Employee has not substantially performed his duties, and the Employee has failed to remedy the situation within fifteen (15) business days of such written notice;

(ii) Gross negligence in the performance of the Employee’s duties which results in material financial harm to the Employer;

(iii) The Employee’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the Employee at the expense of the Employer or shareholders of the Employer; or

(iv) The Employee’s willful engagement in conduct that is demonstrably and materially injurious to the Employer, monetarily or otherwise.

(h) Change of Control. The occurrence of any of the following events after the Effective Date of this Agreement:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of either (x) the then outstanding limited liability company interests in AER (the “Outstanding Equity”) or (y) the combined voting power of the then outstanding voting securities of AER (the “Outstanding Voting Equity”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company or AER or any of their affiliates, or (B) any acquisition by any corporation or entity of the type described in subsection (ii) below that would not be a Change of Control because it does not meet all the elements described in subsection (ii) below; or

(ii) the consummation of a reorganization, merger, or consolidation of AER or sale or other disposition of all or substantially all of the assets of AER to any other corporation or entity which, immediately prior to such transaction, was not controlled by or under common control with the Company or AER (a “Business Combination”).

(i) Code. The Internal Revenue Code of 1986, as amended from time to time.

(j) Committee. An appropriate committee of the Board that has been designated to review claims.

(k) Company. Ameren Corporation and any successors thereto.

(l) Date of the Change of Control. The date on which a Change of Control occurs.

(m) Date of Termination. The date on which the Employee ceases to be an employee of AER and all other Employers.

(n) Disability. A termination of the Employee’s employment for Disability shall have occurred if the Termination occurs because of a disability which qualifies the Employee for benefits under the Employer’s long-term disability plan.

(o) Effective Date. March 13, 2013.

(p) Employer. AER, or any entity that is, at the applicable time, a member of AER’s controlled group under Code Sections 414(b) or (c), or any successor thereto.

(q) ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(r) Good Reason. The occurrence of any one or more of the following without the Employee’s express written consent:

(i) a material diminution in the aggregate value of the Employee’s total compensation (base pay, long- and short-term bonuses and benefits);

(ii) a material diminution in the Employee’s authority, duties, or responsibilities; and

(iii) a requirement that the Employee be based at a location in excess of fifty (50) miles from the location of the Employee’s principal job location or office; except for required travel on business to an extent substantially consistent with the Employee’s then present business travel obligations.

Employee shall notify AER in writing if he believes Good Reason exists. Employee shall set forth in reasonable detail why Employee believes Good Reason exists; provided, however, that Employee must provide AER with written notice of Good Reason within a period not to exceed 30 days of the initial existence of the condition alleged to give rise to Good Reason, upon the notice of which AER shall have a period of 30 days during which it may remedy the condition. If Employee terminates for Good Reason, provided that such termination is within 90 days following the initial existence of one or more conditions giving rise to Good Reason and further provided that the condition giving rise to Good Reason was not cured by AER within the 30-day cure period, Employee shall be deemed to have terminated for Good Reason.

(s) Multiple. The Multiple is three (3).

(t) PSUP. Any outstanding Performance Share Unit Award granted to the Employee pursuant to an agreement under the Ameren Corporation 2006 Omnibus Incentive Compensation Plan, for which the performance period with respect to such award has not ended on the Date of the Change of Control.

(u) Separation Benefits. The benefits described herein as Separation Benefits.

(v) Separation Period. The period beginning on the Date of the Change of Control and ending after the expiration of a number of years equal to the Multiple.

2. Term. This Agreement shall commence on the Effective Date and continue thereafter until this Agreement terminates or is amended as a result of an amendment or termination in accordance with this Agreement, or until the Employee ceases to be employed with AER and all other Employers unless, at the time he ceases to be employed, the Employee is entitled to payment of Separation Benefits as provided herein. This Agreement shall remain in full force and effect to the extent that the Employee is entitled to payment of Separation Benefits hereunder, until the full amount of any such Separation Benefits payable hereunder have been paid to the Employee. In the event that a Change of Control has not been consummated before July 1, 2014, and the Separation Benefits hereunder have not become payable prior to July 1, 2014, this Agreement shall terminate on July 1, 2014.

3. Compensation. The Employee’s compensation shall be reviewed and set annually by AER (and its designees).

4. Duties. The Employee shall perform the duties assigned to him from time to time by AER (and its designees).

5. Death. AER’s obligations under this Agreement shall terminate on the last day of the month in which the Employee’s death occurs. Any payments then due to the Employee shall be made to the Employee’s estate.

6. Separation Benefits.

6.1 Termination with AER. The Employee shall be entitled to Separation Benefits from AER as set forth in Section 6.2 below if, at any time after the Effective Date of this Agreement and before the second anniversary of the Date of the Change of Control, the Employee’s employment with AER and all other Employers is terminated (i) by AER and all other Employers for any reason other than Cause or (ii) by the Employee within 90 days after the occurrence of Good Reason. The Employee shall not be entitled to Separation Benefits if the Employee’s employment with AER and all other Employers is terminated (i) voluntarily by the Employee without Good Reason (or more than 90 days after any event which constitutes the occurrence of Good Reason), (ii) by reason of death or Disability, or (iii) by AER and all other Employers for Cause.

6.2 Separation Benefits.

(a) If the Employee’s employment is terminated under circumstances entitling him to Separation Benefits, the Employee shall receive, within 30 days of the Date of Termination, a cash lump sum as set forth in subsection (b) below and the continued benefits set forth in subsection (c) below. For purposes of determining the benefits set forth in subsections (b) and (c), if the termination of the Employee’s employment is for Good Reason after there has been a reduction of the Employee’s base salary or annual bonuses, such reduction shall be ignored.

(b) The cash lump sum referred to in Section 6.2(a) is the aggregate of the following amounts:

(i) the sum of (1) the Employee’s Annual Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Annual Bonus Award and (y) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay, to the extent not theretofore paid and in full satisfaction of the rights of the Employee thereto;

(ii) an amount equal to the product of (1) the Multiple times (2) the sum of (x) the Annual Salary plus (y) the Annual Bonus Award; and

(iii) an amount (not less than zero) equal to the difference between (a) the actuarial equivalent of the benefit under the qualified defined benefit retirement plans in which the Employee participates immediately prior to the Date of the Change of Control (collectively, the “Retirement Plan”) and any excess or supplemental retirement plans in which the Employee participates immediately prior to the Date of the Change of Control (collectively, the “SERP”) which the Employee would receive if he had earned additional years of service equal to the Multiple thereunder, with compensation during those years equal to his compensation as in effect immediately before the termination (or, after a Change of Control and if greater, as in effect immediately prior to the Date of the Change of Control) and, for the avoidance of doubt, with accruals during those years determined in a manner no less favorably than the manner in which accruals are determined immediately prior to the Date of the Change of Control, and (b) the actuarial equivalent of the Employee’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination. The actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Employee than the more favorable of those in effect under the Retirement Plan and the SERP on the Effective Date.

(c) The continued benefits referred to above are as follows:

(i) during the Benefits Period, the Employee and his family shall be provided with medical, dental and life insurance benefits as if the Employee’s employment had not been terminated (or, after a Change of Control and if greater, at the same level that would have been available to the Employee and his family immediately prior to the Date of the Change of Control); provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

(ii) if the Employee’s employment is terminated by all Employers and AER other than for Cause, AER shall, at its sole expense as incurred, provide the Employee with outplacement services the scope and provider of which shall be selected by the Employee in his sole discretion (but at a cost of not more than $30,000), provided that no such outplacement services shall be provided beyond the end of the second calendar year following the calendar year in which the Date of Termination occurs;

To the extent any benefits described in this Section 6.2(c) cannot be provided pursuant to the appropriate plan or program maintained for employees, AER shall provide such benefits outside such plan or program at no additional cost (including, without limitation, tax cost) to the Employee.

Notwithstanding the foregoing, in the event that the Employee has in place a deferral election with respect to the Annual Bonus Award for the year which includes the Date of Termination, then the pro rata payment of the Annual Bonus Award described in Section 6.2(b)(i)(2) shall be made at the time and in the form elected with respect to the Annual Bonus Award for the year which includes the Date of Termination.

6.3 Other Benefits Payable.

(a) The cash lump sum and continuing benefits described in Section 6.2 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to the Employee upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, but excluding any severance pay or pay in lieu of notice required to be paid to the Employee under applicable law, which shall reduce the benefits due hereunder. Notwithstanding anything herein to the contrary, in no event shall the Employee be entitled to any payment or benefits hereunder if he is entitled to payment or benefits under the Second Amended and Restated Ameren Corporation Change of Control Severance Plan, as amended (“Ameren Plan”), and this Agreement shall terminate immediately if the Employee becomes entitled to any payment or benefits thereunder. The parties acknowledge that (i) Employee shall not be eligible for payment or benefits under the Ameren Plan beginning on the Date of a Change of Control hereunder, and (ii) the Board may decide, in its discretion, to amend the Ameren Plan, including Schedule I thereto, to so reflect; provided, however, that following the last day of the Separation Period the Board may, but shall not be required to, amend the Ameren Plan again to provide for the Employee’s eligibility thereunder.

(b) Notwithstanding anything herein to the contrary and in any PSUP award agreement, PSUPs shall vest and be paid in accordance with the following:

(i) If the Employee’s employment is terminated on or before the Date of the Change of Control under circumstances entitling him to Separation Benefits or if the Employee continues employment with Buyer following a Change of Control, the Employee shall be deemed to have retired on the Date of Termination, or the Date of the Change of Control if continuing employment with Buyer, after reaching age 62 with five (5) years of service under the applicable PSUP agreement(s) for purposes of determining the vesting and payment with respect to such PSUPs;

(ii) If the Employee’s employment is terminated prior to or on the Date of the Change of Control under circumstances that do not entitle him to Separation Benefits, the terms of any PSUP shall continue in full force and effect and shall not be amended or otherwise affected by this Agreement.

The agreements reflecting the PSUPs are hereby amended by the Company and the Employee to reflect the foregoing.

6.4 Payment Obligations Absolute. The obligations of AER and the other Employers to pay the Separation Benefits described in Section 6.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which AER or any of the other Employers may have against the Employee. In no event shall an Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by another employer, except as specifically provided in Section 6.2(c)(i).

7. Ongoing Obligations.

7.1 Confidentiality. During the term of this Agreement and thereafter, the Employee agrees to keep in strict secrecy and not to disclose or use for his account or for the benefit of any third party, now or in the future, any confidential, proprietary information or trade secrets protected by law from disclosure. This includes information and material belonging and relating to AER (and its affiliate entities, including the Company and its affiliates) that is not a matter of common knowledge or otherwise generally available to the public about AER’s (and its affiliate entities, including the Company and its affiliates) marketing, finances, management or personnel (collectively “Confidential Information”). Further, the Employee agrees not to divulge or release this Agreement or its contents, except to his attorneys, financial advisors, or immediate family, provided they agree to keep this Agreement and its contents confidential, or in response to a valid subpoena or court order. Information that is or becomes publicly available through no wrongful act or breach of obligation by the Employee shall not be deemed to be Confidential Information. In the event the Employee receives a subpoena or court order requiring the release of this Agreement or its contents or any Confidential Information, the Employee will notify AER sufficiently in advance of the date for the disclosure of such information in order to enable AER to contest the subpoena or court order and the Employee agrees to cooperate with AER in any related proceeding involving the release of this Agreement or its contents or any Confidential Information.

7.2 Cooperation. During the term of this Agreement and thereafter, the Employee agrees to cooperate with the Company and its subsidiaries and affiliates to the fullest extent in connection with any litigation (including, without limitation, existing litigation and future litigation), regulatory proceedings and settlement negotiations involving the Company and/or its subsidiaries or affiliates, including, without limitation, litigation and settlement negotiations related to insurance coverage for the Taum Sauk energy center upper reservoir breach in 2005. The Company shall provide the Employee with reimbursement of his reasonable actual expenses, submitted and approved in accordance with Company policy, and a reasonable rate of compensation, each as determined in the Company’s sole discretion, in connection with any expense or time actually requested and incurred by the Employee under this paragraph.

8. Non-Solicitation. During the term of this Agreement and for a period of two years thereafter, the Employee will not, directly or indirectly, either for his own account or for the account of any other entity or person, (i) induce or attempt to induce any employee of AER, the Company or any affiliates of the Company or AER to leave the employ of AER, the Company or any affiliates of the Company or AER, (ii) in any way interfere with the relationship between AER, the Company and their affiliates and any employee of any such entity, (iii) employ or otherwise engage as an employee, independent contractor, or otherwise any employee of AER, the Company or any affiliates of the Company or AER, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of AER, the Company or any affiliates of the Company or AER to cease doing business with AER, the Company or any affiliates of the Company or AER, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of AER, the Company or any affiliates of the Company or AER.

9. Remedies. The parties respectively acknowledge that the other party would be greatly injured by, and have no adequate remedy at law for, breach of obligations contained in paragraphs 7-8 above. The parties further recognize the difficulty in ascertaining damages for breach of these provisions. Accordingly, the parties agree that in the event of a breach and the parties do not promptly (no longer than 30 days) correct the breach, either party may seek to enjoin such breach in a Court of competent jurisdiction as well as recover liquidated damages in the amount of Twenty Thousand Dollars and No Cents ($20,000.00) for the breach.

10. Duration, Amendment and Termination.

10.1 Amendment or Termination. The Board may amend or terminate this Agreement only with the written consent of the Employee. If a Change of Control occurs while this Agreement is in effect, this Agreement shall continue in full force and effect and shall not terminate or expire until after the Employee shall have received all payments hereunder to which he became entitled.

10.2 Procedure for Amendment or Termination. Any amendment or termination of this Agreement by the Board in accordance with the foregoing shall be made by action of the Board in accordance with applicable charter and by-laws and applicable law, and shall be evidenced by a written instrument signed by a duly authorized officer of the Employer, certifying that the Board has taken such action.

11. Miscellaneous.

11.1 Legal Fees and Expenses. AER shall pay as incurred all legal fees, costs of litigation, costs of arbitration, prejudgment interest, and other expenses which are incurred in good faith by the Employee as a result of AER’s refusal to provide the benefits to which the Employee becomes entitled under this Agreement, or as a result of AER’s (or any third party’s) contesting the validity, enforceability, or interpretation of the Agreement, or as a result of any conflict between the parties pertaining to this Agreement; provided, however, that if the court (or arbitration panel, as applicable) determines that the Employee’s claims were arbitrary and capricious, AER shall have no obligation hereunder.

11.2 Employment Status. This Agreement does not impose on the Employee or the Employers any obligation for the Employee to remain an employee or change the status of the Employee’s employment or the Employers’ policies regarding termination of employment.

11.3 Administration. AER has the full authority to control and manage the operation and administration of this Agreement.

11.4 Section 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with

Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by any Employer under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Employee shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that any Employer is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Regs. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that any Employer is obligated to pay or provide in any other calendar year; (iii) the Employee’s right to have an Employer pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall an Employer’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Employee’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).

11.5 Unfunded Status. This Agreement is intended to be an unfunded arrangement maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Agreement shall be made from the general funds of AER and no special or separate fund shall be established or other segregation of assets made to assure payment. Neither the Employee nor any other person shall have under any circumstances any interest in any particular property or assets of AER as a result of this Agreement. Notwithstanding the foregoing, one or more of the Employers may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Employers’ creditors, to assist them in accumulating funds to pay their obligations under the Agreement.

Notwithstanding anything herein to the contrary, the Company shall guarantee the payment of any Separation Benefits that become due hereunder only in the event that AER or any other Employer or entity fails to pay such amounts due to the Employer’s insolvency; provided, however, that AER and any other Employer shall be required to demonstrate to the Company their collective financial insolvency and inability to make payments hereunder as a condition to the Company becoming required to make any payment in respect of such guarantee. In the event that the Company becomes obligated to pay any amount under this provision, the Company shall have the right to seek reimbursement from AER and all other Employers.

11.6 Validity and Severability. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.7 Governing Law. The validity, interpretation, construction and performance of the Agreement shall in all respects be governed by the laws of Missouri, without reference to principles of conflict of law, except to the extent pre-empted by ERISA.

11.8 Assignment by AER Permitted. AER may assign this Agreement and its rights and obligations thereunder to an affiliate (including the Company or an affiliate of the Company) which agrees to accept such assignment.

12. Mutual Release of Claims (“Release”).

12.1 Description of Release. For and in consideration of the representations, covenants, promises, agreements and acknowledgments contained herein, the sufficiency of which are hereby acknowledged, the parties agree as follows:

(a) For purposes of this Section, the term “Releasees” means Ameren Corporation and all of its subsidiaries, including without limitation Ameren Energy Resources Company, LLC, and affiliated entities, predecessors, successors, assigns, directors, officers, administrators, officials, employees, shareholders, transferees, agents, counsel, plans and insurers.

(b) Employee, on behalf of himself and each of his personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges the Releasees from, any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, and debts, of every kind and nature whatsoever, whether based on statute, tort, contract, common law, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Employee holds or at any time previously held against the Releasees, or any of them, with the exception of claims challenging the validity of or alleging breaches of this Agreement, through the effective date of this Release (singularly, “Claim” and collectively, “Claims”). This general release specifically includes, but is not limited to, any and all Claims:

(i) Arising under, based upon, or in any way related to Employee’s employment with and/or service as an officer and/or director for any of the Releasees, or incidents occurring during Employee’s employment with and/or service as an officer and/or director for any of the Releasees; and/or

(ii) Arising out of any alleged promise or commitment by a Releasee to offer Employee employment in the event of a Change of Control; and/or

(iii) Arising under, based upon, or in any way related to TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, as amended, THE CIVIL RIGHTS ACT OF 1991, 42 U.S.C. §1981, THE AMERICANS WITH DISABILITIES ACT, THE REHABILITATION ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE FAIR LABOR STANDARDS ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE EQUAL PAY ACT, THE NATIONAL LABOR RELATIONS ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE MISSOURI HUMAN RIGHTS ACT, THE MISSOURI SERVICE LETTER STATUTE, THE MISSOURI WORKERS’ COMPENSATION LAW, THE

ELECTRIC SERVICE CUSTOMER CHOICE AND RATE RELIEF LAW OF 1997, and any other federal, state, county, or local common law, statute, rule, ordinance, decision, order, policy, or regulation prohibiting employment discrimination, harassment and/or retaliation, providing for the payment of wages or benefits, or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, or claims alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge.

(c) The Company and AER hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, acquit and discharge Employee from, any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses and debts, of every kind and nature whatsoever, whether based on statute, tort, contract, common law or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent, which the Company or AER hold or at any time previously held against the Employee, with the exception of claims challenging the validity of or alleging breaches of this Agreement and claims relating to the right to recoup, claw back, or otherwise recover payments to Employee to the extent required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal or state securities statute or rule, through the effective date of this Release (singularly, “Claim” and collectively, “Claims”).

12.2 Agreement Not to Sue. Employee and the Company and AER hereby agree not to sue or pursue any claim against Releasees or Employee, respectively, with respect to any Claims released in this Agreement except as specifically stated below. The parties hereby agree that if any such Claim referenced herein is filed, pursued or otherwise prosecuted, the parties waive their right to relief from such Claim, including the right to damages, attorneys’ fees, costs, and any and all other relief, whether legal or equitable, sought in connection with such Claim. The parties further agree that if they, or anyone on their behalf, file, pursue or otherwise prosecute any such Claim, then they shall be liable for the payment of all damages and costs, including attorneys’ fees, incurred by the other parties, or any of them, in connection with such Claim. In addition, the Releasees shall no longer be obligated to make any payment or benefit not already made to Employee, and Employee will forfeit all amounts payable by the Releasees pursuant to this Agreement. This Agreement not to sue does not prohibit Employee from pursuing a lawsuit or claim to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, nor does it render Employee liable for damages or costs, including attorneys’ fees, incurred by Releasees in connection with a lawsuit or claim to challenge the validity or enforceability of this Release or the Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. The parties further agree that if a trier-of-fact finds that if one party has otherwise breached any of the terms of this Release or the Agreement, then such party shall be liable for the payment of all damages, costs and expenses, including attorneys’ fees, incurred by the Employee or Releasees, whichever is applicable, in connection with such breach. Employee represents and warrants that as of the date he signs this Release, he has not initiated or caused to be initiated against Releasees any administrative claim, investigation, proceeding, or suit of any kind. The parties acknowledge that by signing this Release, they are not waiving any rights which may arise in the future.

12.3 General Release. The parties hereby acknowledge and agree that the release set forth herein is a general release of all Claims that (i) Employee holds or previously held against Releasees, or any of them, and (ii) that the Company and AER hold or previously held against Employee, in either case whether or not such Claims are specifically referred to herein. No reference herein to any specific Claim, statute or obligation is intended to limit the scope of this general release and, notwithstanding any such reference, this Release shall be effective as a full and final bar to all Claims that are released in this Release.

12.4 Consideration. The Employee expressly agrees, acknowledges and understands that: (a) the consideration set forth in this Agreement is consideration that he is not otherwise entitled to and is given in exchange for this Release; (b) he has had a full opportunity to read and consider this Release and the Agreement; and (c) he has knowingly and voluntarily entered into this Release and the Agreement, and fully understands and agrees to all of their terms.

12.5 Release is Binding on Successors. This Release shall be binding upon, and shall inure to the benefit of, the Employee and his personal and legal representatives, heirs, devisees, executors, successors, and assigns, and the Releasees and their successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

AMEREN ENERGY RESOURCES COMPANY LLC

	By:	/s/ Gregory L. Nelson
	Name:	Gregory L. Nelson
	Title:	Senior Vice President, General Counsel and Secretary

Date: March 13. 2013

AMEREN CORPORATION

	By:	/s/ Martin J. Lyons, Jr.
	Name:	Martin J. Lyons, Jr.
	Title:	Executive Vice President and Chief Financial Officer

Date: March 13. 2013

EMPLOYEE

	By:	/s/ Steven R. Sullivan
	Name:	Steven R. Sullivan
	Title:	President & CEO AER

Date: 3/12/13